Exhibit 21.1

Staffing 360 Solutions, Inc.

Nasdaq: STAF

List of Subsidiaries

Domestic (U.S.) subsidiaries:

Faro Recruitment America, Inc.

Monroe Staffing Services, LLC

Control Solutions International, Inc.

Lighthouse Placement Services, Inc.

Staffing 360 Georgia, LLC

Key Resources Inc.

England and Wales subsidiaries:

Staffing 360 Solutions (Holdings) Limited

Staffing 360 Solutions Limited

The JM Group (IT Recruitment) Limited

CBS Butler Holdings Limited

CBS Butler Limited

Global Resource Delivery Limited

Clement May Limited

Clement May Africa (Pty) Limited

British Columbia subsidiary:

Canada Control Solutions International, Inc.

NASDAQ: STAF

Staffing 360 Solutions, Inc.

641 Lexington Avenue, 27th Floor • New York, NY 10022

646.507.5710 • www.staffing360solutions.com